SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                  FORM 8-K


                               CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported):  December 22, 1999
                                                      (December 20, 1999)



                        New York Bagel Enterprises, Inc
              (Exact name of Registrant as specified in its charter)

                                   0-21205
                          (Commission file number)


 Kansas                                                           73-1369185
(State or other jurisdiction                                (I.R.S. Employer
 of incorporation)                                       Identification No.)




                              115 East 8th Street
                          Stillwater, Oklahoma 74074
           (Address of principal executive offices, including zip code)



                                 405-624-3700
              (Registrant's telephone number, including area code)

Item 5.  Other Events.

  On December 20, 1999, New York Bagel Enterprises, Inc., received a default notice from Bank of America, the Company's senior lender, concerning the Company's loan agreement, with a revolving line of credit and term loan facilities, due to failure to pay the indebtedness timely. The bank has demanded that the Company make immediate payment of the outstanding balance of approximately $1.7 million. The bank stated that, commencing December 31, 1999, it will pursue and enforce the rights and remedies available to it pursuant to such loan agreements, including commencement of suit against the Company and the collection and disposition of the Company's assets. The bank stated that the loan is currently subject to the default interest rate. The credit facility is secured by substantially all of the Company's assets. The loan matured on September 1, 1999. Since the maturation of the loan, the Company has been attempting to renegotiate such loan with the bank in coordination with the Company's September 29, 1999, letter of intent to merge with New World Coffee - Manhattan Bagel, Inc. The Company believes that such default and any resulting action by the bank would have a material effect on the Company's ability to continue to conduct business.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                            NEW YORK BAGEL ENTERPRISES, INC.

                                            /s/Richard Randall Webb
                                            ___________________________________
                                            Richard Randall Webb
                                            Chief Financial Officer, Treasurer
                                            and Secretary


Dated:  December 22, 1999